EXHIBIT 10.1

EMPLOYMENT AGREEMENT

Coreen Sawdon

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 10th day of August, 2009, by and between Shuffle Master, Inc., a Minnesota corporation (the “Company”), and Coreen Sawdon (the “Employee”), a resident of the State of Nevada.

RECITALS:

A.           The Company is in the business of developing, manufacturing, distributing and otherwise commercializing gaming equipment, games (live, electronic and simulated), operating systems for gaming equipment, and related products and services throughout the United States and in Canada and other countries (the “Business”).

B.           Company and Employee want to create an at-will employment relationship that protects the Company with appropriate confidentiality and non-compete covenants, and compensates the Employee for performing her obligations appropriately.

C.           The Company and Employee desire that Employee be employed by the Company on the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein, Employee and the Company agree as follows:

1.           Employment.  The Company hereby employs Employee as its Senior Vice President and Chief Accounting Officer (“CAO) reporting to the Chief Financial Officer of the Company or his designee and indirectly to the Chair of the Board of Director’s Audit Committee.  Employee shall perform the normal duties of that position and as otherwise directed as contained in Exhibit A.  Subject to the other terms and conditions hereof, Employee’s employment under this Agreement with the Company is for a term of two (2) years (the “Term”), beginning on August 1, 2009 (the “Commencement Date”), through July 31, 2011.

2.           Salary, Bonus and Benefits.  Subject to each of the terms and conditions in this Agreement, and while employed as the CAO:

a.
From the Commencement Date through July 31, 2010, Employee shall be paid an annual base salary of Two Hundred Thousand Dollars ($200,000.00), paid in the same intervals as other Employees of the Company; and if employed through October 31, 2009, Employee will be eligible to receive an executive bonus in accordance with the terms and conditions of the executive bonus program and/or the individual performance bonus program authorized by the Board of Directors of the Company (the “Board”) for other comparable senior vice president-level employees of the Company for fiscal year 2009, with a bonus in a range of percentages, but with a target bonus of 50% of Employee’s base salary.

b.
During the second fiscal year of this Agreement, Employee will receive an annualized base salary of no less than Two Hundred Thousand Dollars ($200,000), and will also be eligible to participate in an executive bonus program and/or in an individual performance bonus program that applies to all of the other senior vice-president level employees of the Company as authorized by the Board, up to a target bonus of 50% of Employee’s base salary.  Employee will not, however, be eligible to participate in the Company’s non-executive bonus program.  Employee acknowledges receipt of any bonuses or incentives promised to Employee at any time through the date of execution hereof.

c.
Any stock options or restricted stock units granted at any time to Employee shall vest in accordance with the terms and conditions set forth in the applicable grant by the Board and, as otherwise may be applicable, with any relevant terms and conditions of the 2004 Equity Incentive Plan as amended (the “Plan”).  Employee acknowledges that any option grants are at the sole discretion of the Board.

d.	Except as otherwise set forth herein, Employee’s salary is set in the expectation that (except for vacation days and holidays) Employee’s full time will be devoted to Employee’s duties hereunder.

e.
During Employee’s employment with the Company, the Company will promptly pay or reimburse Employee for reasonable travel, entertainment and other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties.  Such reimbursement will be in accordance with Company policies in existence from time to time.

f.	For as long as the Company makes the following benefits available to all other senior vice president-level employees of the Company, Company agrees to provide Employee with:

i.	Club Sport Family membership;
ii.	Premiere Care medical services.

g.	Notwithstanding any other provision contained herein, Employee shall be and is an employee “at will,” terminable at any time, with or without just cause or notice.

3.           Outside Services or Consulting.  Employee shall devote Employee’s full professional time and best professional efforts to the Company.  Employee may render other professional or consulting services to other persons or businesses from time to time during the Term, only if Employee meets all of the following requirements:

a.	The services do not interfere in any manner with the Employee’s ability to fulfill all of her duties and obligations to the Company.

b.	The services are not rendered to any business that may compete with the Company in any area of the Business or do not otherwise violate paragraph 4 hereof.

c.	The services do not relate to any products or services, which form part of the Business.

d.	Employee informs and obtains the consent of the Chief Executive Officer of the Company.

4.           Non-competition.  In consideration of the provisions of this Agreement, Employee hereby agrees that she shall not, during the term of her full-time employment and for a period of six (6) months thereafter:

a.	Directly or indirectly own, manage, operate, participate in, consult with or work for any business, which is engaged in the Business anywhere in the United States or Canada.

b.
Either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit, hire, or divert or attempt to solicit, hire or divert any of the Employees, independent contractors, or agents of the Company (or its affiliates or successors) to work for or represent any competitor of the Company (or its affiliates or successors), or to call upon any of the customers of the Company (or its affiliates or successors).

c.	Directly or indirectly provide any services to any person, company or entity, which is engaged in the Business anywhere in the United States or Canada.

5.           Confidentiality; Inventions.

a.
Employee shall fully and promptly disclose to the Company all inventions, discoveries, software and writings that Employee may make, conceive, discover, develop or reduce to practice either solely or jointly with others during Employee’s employment with the Company, whether or not during usual work hours.  Employee agrees that all such inventions, discoveries, software and writing shall be and remain the sole and exclusive property of the Company, and Employee hereby agrees to assign, and hereby assigns all of Employee’s right, title and interest in and to any such inventions, discoveries, software and writings to the Company.  Employee agrees to keep complete records of such inventions, discoveries, software and writings, which records shall be and remain the sole property of the Company, and to execute and deliver, either during or after Employee’s employment with the Company, such documents as the Company shall deem necessary or desirable to obtain such letters patent, utility models, inventor’s certificates, copyrights, trademarks or other appropriate legal rights of the United States and foreign countries as the Company may, in its sole discretion, elect, and to vest title thereto in the Company, its successors, assigns, or nominees.

b.
“Inventions,” as used herein, shall include inventions, discoveries, improvements, ideas and conceptions, developments and designs, whether or not patentable, tested, reduced to practice, subject to copyright or other rights or forms of protection, or relating to data processing, communications, computer software systems, programs and procedures.

c.
Employee understands that all copyrightable work that Employee may create while employed by the Company is a “work made for hire,” and that the Company is the owner of the copyright therein.  Employee hereby assigns all right, title and interest to the copyright therein to the Company.

d.
Employee has no inventions, improvements, discoveries, software or writings useful to the Company or its subsidiaries or affiliates in the normal course of business, which were conceived, made or written prior to the date of this Agreement.

e.
Employee will not publish or otherwise disclose, either during or after Employee’s employment with the Company, any published or proprietary or confidential information or secret relating to the Company, the Business, the Company’s operations or the Company’s products or services.  Employee will not publish or otherwise disclose proprietary or confidential information of others to which Employee has had access or obtained knowledge in the course of Employee’s employment with the Company.  Upon termination of Employee’s employment with the Company, Employee will not, without the prior written consent of the Company, retain or take with Employee any drawing, writing or other record in any form or nature which relates to any of the foregoing.

f.
Employee understands that Employee’s employment with the Company creates a relationship of trust and confidence between Employee and the Company.  Employee understands that Employee may encounter information in the performance of Employee’s duties that is confidential to the Company or its customers.  For the Term hereof, and until the information falls into the public domain, Employee agrees to maintain in confidence all information pertaining to the Business or the Company to which Employee has access including, but not limited to, information relating to the Company’s products, inventions, trade secrets, know how, systems, formulas, processes, compositions, customer information and lists, research projects, data processing and computer software techniques, programs and systems, costs, sales volume or strategy, pricing, profitability, plans, marketing strategy, expansion or acquisition or divestiture plans or strategy and information of similar nature received from others with whom the Company does business.  Employee agrees not to use, communicate or disclose or authorize any other person to use, communicate or disclose such information orally, in writing, or by publication, either during Employee’s employment with the Company or thereafter except as expressly authorized in writing by the Company unless and until such information becomes generally known in the relevant trade to which it relates without fault on Employee’s part, or as required by law.

6.           Termination or Non-Extension by Company Without Just Cause

a.
Employee’s employment by the Company is “at will” with no guaranteed length of time; therefore, notwithstanding any other provision hereof, the Company may terminate Employee’s full-time employment at any time either with or without just cause. In the event of any termination of Employee’s full-time employment with the Company without just cause, or in the event that Employee’s full-time employment is not extended or renewed beyond the Term on terms at least as favorable to Employee as Employee is receiving during the last year of the Term, then Employee will remain bound to the covenants not to compete and confidentiality obligations of paragraphs 4 and 5 of this Agreement, according to their terms, and, subject to Section 25, each one of the following shall apply:

i.           Employee shall be paid a severance amount equal to six (6) months of her then monthly base salary, paid equally over a period of six (6) months from such termination, in equal monthly installments and at the same intervals as other Employees of the Company are then being paid their base salaries;

ii.           Employee shall continue to receive, during the twelve (12) months from such termination, all medical insurance and any other benefits (except for the benefit in paragraph 2(f)(i)) or insurance coverages which Employee would have received had her employment not been so terminated, or not extended, provided however, if the Employee is not eligible for said medical insurance, the Company shall pay the COBRA premiums for continuation coverage during the said twelve (12) month period;

iii.           Employee shall receive additional compensation for her covenant not to compete equal to the average annual bonus which Employee has received for the three most recent fiscal years during which Employee was employed, provided however that if Employee has not been employed for three full fiscal years, then the Company shall use the actual number of full fiscal years that the Employee was employed; and if the Employee has not been employed for a full fiscal year, than the Company shall use the bonus amount, if any, paid to Employee (but annualized for a full fiscal year) from the most recent partial  fiscal year for which the Employee was entitled to a bonus under this Agreement, and the amount due under this paragraph 6(a)(iii) shall be paid in the same intervals as other Employees of the Company are then being paid their base salaries;

iv.           Notwithstanding anything else contained herein to the contrary, during the 12-month period referred to in paragraph 6(a)(ii), Employee shall be available to perform services as a part-time employee of the Company and, subject to Employee’s other professional duties, shall be available to the Chief Financial Officer of the Company, provided, however, that, for the avoidance of doubt, the Employee shall perform services during such 12 month period at a level of no more than 20 percent of the average level of bona fide services the Employee performed over the immediately preceding 36 month period such that the Employee shall have incurred a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations on the date of the Employee’s termination of employment.

v.           The Company’s obligations to make the payments set forth in paragraph 6 hereof and Employee’s right to any payments, compensation, part-time employment or other benefits as set forth in said paragraph 6 is contingent upon and subject to Employee executing, concurrently upon the cessation of Employee’s full-time employment with the Company, the Company’s standard form general release (the “Release”), which Release shall:  (a) generally, release the Company, its affiliates, and its officers and representatives from any claims, obligations, losses, damages, acts or omissions, known or unknown, which the Employee has or may have or may have suffered against the Company, excepting only the Company’s obligations under this Agreement, pursuant to and subject to its terms and conditions; and (b) have Employee make certain truthful representations and warranties regarding Employee’s employment with the Company.

b.	For purposes hereof, any of the following acts or events shall, at Employee’s option, constitute a termination without just cause under this paragraph 6:

i.           any material diminution or reduction of Employee’s title, position, duties or responsibilities, except as caused by the acts or omissions of Employee; or

ii.          any material breach by Company of this Agreement that is not cured within thirty (30) days after written notice by Employer of such breach.  .

Notwithstanding the following, for purposes of this Agreement, a termination without just cause shall not be deemed to have occurred unless Employee provides the Company with notice of the events described above within 30 days of the existence of the events, and the Company is provided at least 30 days to cure the condition and fails to do so.

c.
In the event that, at the end of the Term, the Company elects not to extend or renew Employee’s full-time employment beyond the Term on terms at least favorably to Employee as Employee is receiving during the last fiscal year of the Term, then such non-renewal shall be treated as a termination without cause.  In such case, the provisions of paragraphs 6(a)(i) through (v) shall apply and Employee shall be bound to the provisions of paragraph 4 hereof for the period of time during which Employee is being paid pursuant to paragraph 6(a)(i).

7.           Early Termination by Company for Just Cause.  The Company may terminate Employee for just cause.  In the event the Company terminates the Employee for just cause, the Employee will remain bound under the provisions of paragraphs 4 and 5, but will not be entitled to any compensation or benefits following her termination of employment under this Agreement.  Termination for “just cause” shall mean any of the following (and none of the following shall be interpreted as cumulative):

a.	dishonesty as to a matter which is materially injurious to the Company;

b.	the commission of a willful act or omission intended or likely to materially injure the business of the Company;

c.	a violation of any of the material provisions of Sections 4 and/or 5 hereof;

d.
a determination in good faith by the CFO or the Board that the Employee has failed to make a good faith effort to fully perform her duties as assigned by either the CFO or the Board, which is not remedied by the Employee within fifteen (15) days following the CFO’s or the Board’s written notice stating such alleged failure;

e.	the Employee is repeatedly inattentive to her duties pursuant to this Agreement and has received written notice of same and, if curable, has failed to so cure within 15 days of such written notice;

f.
the inability or refusal of Employee to be licensed or approved in any jurisdiction by a gaming regulator; or if Employee is denied a gaming license or approval (or any of same is revoked, suspended or conditional) in or by any jurisdiction; or if Employee’s employment with the Company puts at risk any of the Company’s licenses or approvals, or if Employee fails to cooperate with respect to any compliance or regulatory matter.

g.	the commission of an act or an omission which actually or potentially puts at risk any of the Company’s gaming licenses or regulatory approvals;

h.	any breach of any fiduciary duty owed by Employee to the Company; or

i.
employee’s being accused or convicted of:  (i) any felony; or (ii) any crime or act involving moral turpitude to the extent that, in the reasonable judgment of the Company, the Employee’s credibility or reputation is no longer at an adequate level in order for Employee to positively represent the Company to the public at Employee’s current position.

8.           Voluntary Termination by Employee.

a.
In the event Employee voluntarily terminates her employment with the Company, Employee will remain bound under the provisions of paragraphs 4 and 5 hereof, but will not be entitled to receive any compensation and benefits following her termination of employment except for any payments or benefits required by law.

b.
Voluntary termination means an intentional termination by the Employee without good reason and without pressure by the Company; and further, provided that there was not a material breach of this Agreement by the Company, prior to any such termination which remains uncured.

9.           Cooperation with Change in Control.  Employee will reasonably cooperate with the Company in the event of a Change in Control.

10.         No Conflicting Agreements.  Employee has the right to enter into this Agreement, and hereby confirms Employee has no contractual or other impediments to the performance of Employee’s obligations including, without limitation, any non-competition or similar agreement in favor of any other person or entity.

11.         Company Policies.  During the term of Employee’s employment, Employee shall engage in no activity or employment which may conflict with the interest of the Company, and Employee shall comply with all policies and procedures of the Company including, without limitation, all policies and procedures pertaining to ethics.

12.         Independent Covenants.  The covenants and agreements on the part of the Employee contained in paragraphs 4 and 5 hereof shall be construed as agreements independent of any other provision in this Agreement; thus, it is agreed that the relief for any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall be measured in damages and shall not constitute a defense or bar to enforcement by the Company of those covenants and agreements.

13.         Injunctive Relief.  In recognition of the irreparable harm that a violation by Employee of any of the covenants contained in either paragraphs 4 or 5 hereof would cause the Company, the Employee agrees that, in addition to any other relief afforded by law, an injunction (both temporary and permanent) against such violation or violations may be issued against him or her and every other person and entity concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies.  Employee consents to the issuance of such injunctive relief without the posting of a bond or other security.

14.         Notice.  Any notice sent by registered mail to the last known address of the party to whom such notice is to be given shall satisfy the requirements of notice in this Agreement.

15.         Entire Agreement.  This Agreement is the entire agreement of the parties hereto concerning the subject matter hereof and supersedes and replaces in its entirety any oral or written existing agreements or understandings between the Company and the Employee relating generally to the same subject matter.  Company and Employee hereby acknowledge that there are no agreements or understandings of any nature, oral or written, regarding Employee’s employment, apart from this Agreement, and Employee acknowledges that no promises or agreements not contained in this Agreement have been made or offered by the Company.

16.         Severability.  It is agreed and understood by the parties hereto that if any provision of this Agreement should be determined by an arbitrator or court to be unenforceable in whole or in part, it shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances, and the court shall be authorized by the parties to reform this Agreement in the least way necessary in order to make it reasonable and enforceable.

17.         Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

18.         Heirs, Successors and Assigns. The terms, conditions, obligations, agreements and covenants hereof shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, assigns, and/or acquirers, including any entity which acquires, merges with, or obtain control of the Company.

19.         Waiver of Breach.  The waiver by either the Company or the Employee of any breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Employee.

21.         Dispute Resolution.  Except for the Company’s right (either pursuant to paragraph 13 hereof or otherwise) to injunctive relief to enforce the provisions of paragraphs 4 and 5 hereof, the exclusive forum for the resolution of any dispute arising under this Agreement or any question of interpretation regarding the provisions of this Agreement (other than disputes relative to paragraphs 4 or 5 hereof) shall be resolved by arbitration, to be held in Clark County, Nevada, in accordance with the rules of the American Arbitration Association (“AAA”).  Such arbitration shall be before an arbitrator, chosen in accordance with the rules then in effect, of the AAA.

In the event the Employee and Company fails within a reasonable period of time to agree on an arbitrator, the arbitrator shall be chosen by the AAA.  The decision of the arbitrator shall be final, conclusive and binding upon the Company and Employee.

22.         Amendment.  This Agreement may be amended only by a document in writing signed by both the Employee and an officer of the Company, and no course of dealing or conduct of the Company shall constitute a waiver of any of the provisions of this Agreement.

23.         Non-Disparagement and Cooperation.

a.
During any period of time wherein the Company is paying any base salary to Employee, whether during the Term hereof or during any time after the termination or expiration of this Agreement, and for a period of three (3) years thereafter, Employee shall not disparage or otherwise make any negative comments about the Company, its policies, products, Employees or management.  The Company may enforce these non-disparagement provisions by resort to injunctive relief as set forth in paragraph 13, in addition to any other damages that it may be entitled to under this Agreement or otherwise at law.

b.
Employee agrees to fully cooperate with the Company and its affiliates during the entire scope and duration of any litigation or administrative proceedings involving any matters with which Employee was involved during Employee's employment with the Company.

c.
In the event Employee is contacted by parties or their legal counsel involved in litigation adverse to the Company or its affiliates, Employee (i) agrees to provide notice of such contact as soon as practicable; and (ii) acknowledges that any communication with or in the presence of legal counsel for the Company (including without limitation the Company's outside legal counsel, the Company's inside legal counsel, and legal counsel of each related or affiliated entity of the Company) shall be privileged to the extent recognized by law and, further, will not do anything to waive such privilege unless and until a court of competent jurisdiction decides that the communication is not privileged.  In the event the existence or scope of the privileged communication is subject to legal challenge, then the Company must either waive the privilege or pursue litigation to protect the privilege at the Company's sole expense.

24.         D & O Policy.  During Employee’s employment with the Company under this Agreement, the Company shall maintain director and officer liability insurance in reasonable scope and amounts which insurance will cover Employee.

25.         Section 409A Compliance.

a.
This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in a manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Employee. Notwithstanding any other provisions of this Agreement, the Company does not guarantee that payments will be exempt or comply with Section 409A of the Code, nor will the Company indemnify, defend or hold harmless Employee with respect to the tax consequences of any such failure.

b.
It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v) and (iii) all amounts set forth in Section 6 shall be payable only upon a termination of the Employee’s employment that constitutes a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h).

c.
Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Employee’s employment with the Company terminates, the Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of the Employee’s “separation from service” with the Company, or, if earlier, the date of the Employee’s death.  Any payments delayed pursuant to this Section 25 shall be made in a lump sum on the first day of the seventh month following the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Employee’s death.

d.
To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Employee participates during the term of Employee’s employment under this Agreement or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

EMPLOYER:		EMPLOYEE:
SHUFFLE MASTER, INC.		COREEN SAWDON
By:	/s/ Timothy J. Parrott	By:	/s/ Coreen Sawdon
Its:	CEO

Exhibit A to Employment Agreement
Coreen Sawdon

Senior Vice President and Chief Accounting Officer (SVP-CAO)

The SVP-CAO is the designated accounting expert for the consolidated operations of Shuffle Master, Inc., under the direction of the Chief Financial Officer.  This position will report directly to the Chief Financial Officer with dotted line reporting to the Audit Committee of the Board of Directors.  This individual will have the following direct reports and responsibilities: 1) Corporate Controller; 2) Director of Corporate Finance; 3) Corporate Financial System Administrator; and 4) Corporate Tax Manager and Tax Consultant.  The SVP-CAO is also responsible for the company’s SOX compliance on a consolidated basis and works closely with the Director of Corporate Finance on planning, projections and M&A projects.  The SVP-CAO shall also perform such related and incidental duties related to the contents herein, as directed by the CFO, or as requested by the Board of Directors, the Audit Committee, or other members of the Executive team.

General Responsibilities

✓	Accurate, timely and complete consolidated financial reporting
✓	Corporate Accounting responsibilities
✓	Assist in ensuring Sarbanes Oxley Compliance for the consolidated group
✓	Liaison with Corporate Finance functions
✓	Assist CFO in the Investor Relations requirements of the company
✓	Supervision of personnel and guidance regarding projects, objectives and reconciliations of all account

External Reporting
✓	Timely SEC reporting; 10K, 10Q, registration statements, 8K, supplements, etc.
✓	Debt Compliance Calculation and Reporting
✓	Research filing requirements and content requirements
✓	Respond to SEC inquiries

Corporate Accounting
✓	Expert in all accounting requirements for the consolidated group including
o	All accounting research for accounting issues affecting the Company
o	Revenue Recognition
o	Investment in Subsidiaries
o	Goodwill and Other Intangibles valuation and annual assessment of impairment

✓	Implement stand-alone “corporate” financial statements to include
o	All corporate IP or other asset purchases
o	Prepaid Corporate Development Costs
o	Corporate Debt
o	Corporate Departments
o	Any Capitalized Costs

✓	Taxes Reporting

o	Manage all corporate tax reporting requirements for book and tax purposes
o	Manage all tax projects (Transfer pricing, R&D Credit, Manufacturing deduction)
o	Tax research, planning and special projects

✓	Stock Option Accounting
o	Implement accounting software to effectively calculate financial reporting requirements for stock compensation
o	As may be directed, implement outsourcing of stock option administration
o	Tax requirements including calculations and disclosures
o	Ad Hoc Stock Option analysis

✓	Equity
o	Reconciliations of g/l accounts and shares outstanding
o	EPS Dilution
o	Restricted Stock Accounting
o	Tax benefit for stock options
o	Accounting for stock splits
o	Coordination with transfer agent regarding stock splits, fractional shares, etc.

✓	Subsidiary Compliance with all US GAAP and other reporting requirements

✓	Financial Systems Administration
o	Implementation and Maintenance for all accounting/finance systems
o	Assist with accounting/finance process improvement through identification and implementation of other automated initiatives

Sarbanes Oxley

✓	Assist in monitoring and enforcing compliance with requirements of Sarbanes Oxley on a consolidated basis including the following
o	Documentation
o	Training
o	Overall Risk Assessment
o	Corporate policies and procedures
o	Material Weakness and Significant Deficiency Remediation

✓	Facilitate relationship with external auditors and subsidiaries to ensure consistency in communication and application of requirements on a worldwide basis.

Corporate Finance Co-ordination

✓	M&A support
o	Accounting Due Diligence
o	Initial Purchase Accounting modeling

✓	Budget and Finance
o	Annual Budget Process
o	Quarterly Forecasting
o	Financial Analysis and strategic planning

✓	Treasury
o	Oversee Corporate Cash Management

Investor Relations
✓	Where appropriate, assist CFO with Company’s Investor Relations, including preparation for meetings with analysts and investors
✓	Assist CFO with analyst or investor calls
✓	Work with the CFO and Company’s outside IR representative on press releases, earning releases, etc.

Other
✓	Ad hoc requests of the CFO, Executive team and/or Audit Committee

Qualifications
✓	BS Degree in Accounting, Finance or similar discipline
✓	CPA required
✓	Experience working in a Big 5 firm.
✓	Proven track record of progressive leadership roles.
✓	Extensive experience with SEC reporting
✓	Extensive experience in accounting research and issue resolution